Austin Legal Group
Lawyers 3990 Old Town Ave, Ste. A-112 San Diego, CA 92110 Attorneys Licensed in California, Hawaii, and Arizona Telephone (619) 924-9600 Facsimile (619) 881-0045	Writer’s Email: arden@austinlegalgroup.com

Water Technologies International, Inc.

10219 SE Lennard Road

Port St. Lucie, FL 34952

February 1, 2018

Re: Form 1-A Offering Statement

Ladies and Gentlemen:

We have acted as counsel to Water Technologies International, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A, as amended (the “Offering Statement”) relating to the sale by the Company of up to 100,000,000 shares of the Company’s common stock (“Shares”) at an aggregate offering amount of up to $1,000,000.

This opinion is being delivered in accordance with the requirements of Part III of Form 1-A.

In rendering this opinion, we have examined (i) the Offering Statement and the exhibits thereto, (ii) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares, and (iii) such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, we are of the opinion that the Shares, upon receipt of subscription funds from an investor, will be validly authorized, legally issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than the Florida Business Corporation Act and the Federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Offering Statement, or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Austin Legal Group, APC